EXHIBIT 4.5
                            GLOBAL MARINE INC.
                         CERTIFICATE OF AMENDMENT
                                  of the
                   RESTATED CERTIFICATE OF INCORPORATION

GLOBAL MARINE INC., a corporation organized and existing under the General Corporation Law of the State of Delaware, hereby certificates:

FIRST: The first paragraph of Article FOURTH of the corporation's Restated Certificate of Incorporation is hereby amended to read as follows:

     "FOURTH: The corporation is authorized to issue two classes of shares of stock to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares of all classes of stock which the corporation is authorized to issue is Three Hundred Ten Million (310,000,000). The total number of shares of Common Stock is Three Hundred Million (300,000,000), $.10 par value per share, and the total number of shares of Preferred Stock is Ten Million (10,000,000), $.01 par value per share."

SECOND:  The foregoing amendment to the corporation's Restated
Certificate of Incorporation has been adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

THIRD: The capital of the corporation will not be reduced by this amendment.

IN WITNESS WHEREOF, the corporation has caused this certificate of amendment to be signed by James L. McCulloch, a Vice President, and such signature to be attested by Alexander A. Krezel, an Assistant Secretary, this 12th day of May 1994.

                                        /s/ James L. McCulloch
                                              Vice President
Attest:


/s/ Alexander A. Krezel
    Assistant Secretary